Exhibit 99.1

Alkuri Global Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on or about March 31, 2021

March 30, 2021

NASHVILLE, TENN, USA, March 30, 2021 / Alkuri Global Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 34,500,000 at a price of $10.00 per unit, including 4,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, completed on February 9, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about March 31, 2021. Any units not separated will continue to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “KURIU”, and each of the shares of Class A common stock and warrants will separately trade on Nasdaq under the symbols “KURI” and “KURIW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the Company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Alkuri Global Acquisition Corp.
4325 Hillsboro Pike, Suite 300
Nashville, TN 37215

Bill Roberts
Alkuri
+1 872-215-1672
bill@alkuri.com